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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Multimedia K.I.D., Inc. and Subsidiaries
Vancouver, Washington



We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated August 26, 1999, except for Note 13 , as to which the date is September 10, 1999, relating to the financial statements of Jenkon International, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          /s/ BDO Seidman, LLP
                                          BDO SEIDMAN, LLP


Los Angeles, California
June 19, 2000